Exhibit 21

SUBSIDIARIES OF THE COMPANY

Name	State or Province of Incorporation

Spectrum Control, Inc.	Pennsylvania

Spectrum Control, Inc.	Delaware

Spectrum Engineering International, Inc.	Delaware

Spectrum Control Technology, Inc.	Delaware

Spectrum FSY Microwave, Inc.	Maryland

Spectrum SEI Microwave, Inc.	Delaware

Spectrum Microwave, Inc.	Delaware

Spectrum Control GmbH	Germany

Spectrum Control de Mexico	Mexico

Spectrum Control (Hong Kong) Limited	Hong Kong

Spectrum Control Electronics (Dongguan) Co. LTD.	Peoples Republic of China

CMT Filters, Inc.	Delaware

SenDEC Corp.	New York

API Cryptek Inc. d/b/a ION Networks	Delaware

API Electronics Group Corp.	Ontario

API Nanotronics Sub, Inc.	Ontario

API Systems, Inc.	Delaware

API Defense, Inc.	Delaware

API Defense USA, Inc.	Delaware

Cryptek Holdco UK Limited	United Kingdom

Emcon2007 Holdco Inc.	Canada

Emcon Emanation Control Ltd.	Canada

Filtran Limited	Ontario

Secure Systems & Technologies, Ltd.	United Kingdom

API Technologies (UK) Limited	United Kingdom

RF2M Ltd. (f/k/a C-MAC Aerospace Ltd.)	United Kingdom

API Microelectronics Limited (f/k/a RF2M Microelectronics Limited and C-MAC Microcircuits Ltd.)	United Kingdom

API Microwave Ltd. (f/k/a RF2M Microwave Ltd and Cobham MAL Ltd.)	United Kingdom